UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2007

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

March 30, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania on Wednesday, May 2, 2007, beginning at 10:00 a.m. Eastern Daylight Time.

The main purpose of the meeting will be the election of seven directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered accounting firm for 2007.

The formal Notice of Annual Meeting of Shareholders and the Proxy Statement are outlined on the following pages. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2006.

Despite how many shares you own, your vote is significant, and it is important that you vote your shares. Regardless of whether you plan to attend the annual meeting, to ensure that your shares are voted at the meeting, please sign, date, and return the proxy form in the enclosed envelope. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

We hope that you will be able to attend.

Sincerely,

Walter W. Turner

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 2, 2007

Time:	10:00 a.m. Eastern Daylight Time

Place:	Hyatt Regency Pittsburgh International Airport
1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231

Proposals:

1.	To elect seven members of our board of directors.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 16, 2007.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

March 30, 2007

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

PROXY STATEMENT

What is the purpose of this annual meeting?

At the annual meeting, the shareholders will act on the matters described in the Notice of Annual Meeting of Shareholders. These proposals include:

•	Election of seven nominees to the board of directors; and
•	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007.

In addition, our management will report on our performance in 2006 and will answer questions from shareholders. We do not expect any other business to be properly presented for consideration at the annual meeting.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Koppers Holdings Inc., a Pennsylvania corporation, of proxies to be voted at our 2007 annual meeting of shareholders and at any adjournment of such meeting. We refer to Koppers Holdings Inc. as the company, Koppers, we, our and us.

You are invited to attend our annual meeting of shareholders on Wednesday, May 2, 2007, beginning at 10:00 a.m. Eastern Daylight Time at the Hyatt Regency Pittsburgh International Airport, Pittsburgh, Pennsylvania.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

We will begin distributing the proxy materials contained in this package on or about March 30, 2007.

Will the annual meeting be webcast?

Our annual meeting will not be webcast.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 16, 2007, which we refer to as the record date, you may vote your shares at the meeting. You have one vote for each share that you held on the record date for each proposal. You are not permitted to accumulate your shares when you vote your shares in favor of our candidates for election as directors.

How many shares of common stock were outstanding on the record date?

On the record date, 20,729,823 shares of our common stock were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2006 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in the street name. The notice of annual meeting, proxy statement, proxy card and 2006 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

How do I vote?

You may vote your shares by proxy or in person.

By proxy.  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preference, the person named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the record holder.

In person.  All shareholders may vote in person at the annual meeting. If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

How does a proxy work?

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote.

What if I receive more than one proxy card?

If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Mellon Investor Services LLC, at Newport Office Center VII, 480 Washington Boulevard, Jersey City, NJ 07310, at its toll-free number (800-589-9026) or on its website at www.melloninvestor.com.

What are broker non-votes?

The New York Stock Exchange (which is the exchange on which our common shares are listed) permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include the election of directors and the ratification of accountants. Brokers may not vote their customers’ shares on non-routine matters such as mergers, employee compensation plans and contested matters unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary;
•	Timely delivery of a valid, later-dated proxy; or
•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

How do I contact Koppers corporate secretary?

You may contact our corporate secretary by sending correspondence to our principal executive offices at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting.

What is a quorum?

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of the shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum.

What are the voting requirements to elect the directors and to approve the proposal to ratify the appointment of Ernst & Young LLP?

For the election of directors, the seven nominees for election as directors receiving the highest number of votes cast will be elected. We call this plurality voting.

To be approved, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 requires a majority of votes cast on the proposal to be in favor of the appointment, assuming the presence of a quorum.

Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of directors, abstentions, votes withheld and broker non-votes do not count either for or against such election.

Does Koppers have a recommendation on voting?

Yes. The board of directors recommends a vote “FOR” the election of all nominees as directors and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007.

Who counts the votes cast at the annual meeting?

Representatives of Mellon Investor Services LLC will tabulate the votes and act as inspectors of election at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Mellon Investor Services LLC, our transfer agent, to distribute and solicit proxies. We will pay Mellon Investor Services LLC an estimated fee of $5,000, plus its reasonable expenses, for these services.

Will my vote be confidential?

Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

The nominees for election to the board of directors have been nominated by our nominating and corporate governance committee for election to the board of directors, and our board has approved these nominees. All of the nominees are currently serving as our directors.

This is our first annual meeting of shareholders following our initial public offering in February 2006, which we also refer to as our IPO. As we stated at the time of our IPO, our board will be classified into three classes, with each class as nearly equal in number as possible. Class I and Class III of the board will each consist of two directors, and Class II of the board will consist of three directors. Directors will be elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other two classes will extend for additional periods of one and two years, as applicable. Because this is our first annual meeting after our IPO, we are asking you to elect the entire board of directors consisting of three classes. The Class I nominees will be elected for a one-year term with a term expiring in 2008, the Class II nominees will be elected for a two-year term with a term expiring in 2009, and the Class III nominees will be elected for a three-year term with a term expiring in 2010. Beginning with our 2008 annual meeting, you will be asked only to elect the nominees for director whose term of office will expire in that year. For example, at the 2008 annual meeting, you will be asked only to elect the nominees for director in Class I whose term of office will expire in 2008.

Each director will hold office for the term for which elected until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

Vote Required

Nominees for directors will be elected by a plurality vote by the shares present (in person or by proxy) at the meeting. This means that the seven directors receiving the highest number of votes cast at the annual meeting will be elected for the terms stated below.

Your proxy will be voted “FOR” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one. We will only count votes “FOR” a candidate in the election of directors.

Board Recommendation

With respect to the election of directors (Proxy Item 1), the board of directors recommends a vote “FOR” the election of all nominees.

Biographical Summaries of Nominees and Directors

The following information relates to the seven nominees for election at this year’s annual meeting as of March 20, 2007.

CLASS I DIRECTORS WITH A TERM EXPIRING 2008

Robert Cizik Age: 75	Mr. Cizik was elected our non-executive chairman in November 2004. He has served as the non-executive chairman of Koppers Inc. since July 1999 and has been a director of Koppers Inc. since January 1999. Since June 2004 Mr. Cizik has been non-executive chairman of Advanced Lighting Technologies, Inc. (metal halide lighting systems and telecommunications products). He previously served as director of Temple-Inland Inc. (corrugated packaging, forest products, real estate, and financial services) from 1984 until August 2004 and advisory director of Wingate Partners (investments) from 1994 until August 2004. He also previously served as a director of Air Products and Chemicals Inc. (industrial gases, equipment and services) from 1992 until January 2002. Mr. Cizik retired from Cooper Industries, Inc. (electrical products and tools and hardware), where he served as president, chief executive officer and chairman of the board from 1973 to 1996.

Walter W. Turner Age: 60	Mr. Turner was elected president and chief executive officer in, and has been our director since, November 2004. He has been president and chief executive officer and director of Koppers Inc., our wholly-owned subsidiary, since February 1998.

CLASS II DIRECTORS WITH A TERM EXPIRING 2009

Christian L. Oberbeck Age: 47

Mr. Oberbeck has been our director since November 2004 and a director of Koppers Inc. since October 1997. Mr. Oberbeck is one of the founders of Saratoga Partners (investments) where he has been a managing director since its formation as an independent entity in September 1998. Mr. Oberbeck is currently serving as an executive officer of Saratoga Partners III, L.P. (investments) and Saratoga Partners III C.V. (investments). Mr. Oberbeck is a director of Advanced Lighting Technologies, Inc. (metal halide lighting systems and telecommunications products).

Prior to our IPO, Mr. Oberbeck was nominated as a director under the terms of our stockholders’ agreement, which is described in more detail under “Transactions with Related Persons—Stockholders’ Agreement”. As further described below, in connection with our IPO in February 2006, the stockholders’ agreement was amended to delete the provisions relating to nominations to our board.

Clayton A. Sweeney Age: 75	Mr. Sweeney has been our director since November 2004 and a director of Koppers Inc. since January 1989.

Mr. Sweeney has been an attorney with Schnader Harrison Segal & Lewis LLP (law firm) since 2002. Mr. Sweeney was the president and a member of Sweeney Metz Fox McGrann & Shermer L.L.C. (law firm) from 2000 to 2002.

T. Michael Young Age: 62	Mr. Young became a member of our board of directors in May 2006. Mr. Young has been a managing partner (and executive officer) of The CapStreet Group, LLC (investments) since July 2006. He is also currently the chairman of the board of Metal Supermarkets (metal distribution). Since April 2004, Mr. Young has served on the board of directors and the audit committee of Emeritus Corporation (operation of assisted living residential communities). Since March 2005, he has served on the board of directors and is chairman of the audit committee of Restoration Hardware, Inc. (specialty retailer of high quality home furnishings, hardware and related merchandise). Mr. Young was the president and CEO of Metal Supermarkets International from December 2003 to December 2005 and the chairman of the board of Transportation Components, Inc. (replacement parts for commercial trucks) from June 1998 to May 2002. Mr. Young is a certified public accountant and former partner of Arthur Andersen, LLP.

CLASS III DIRECTORS WITH A TERM EXPIRING 2010

David M. Hillenbrand, Ph.D. Age: 59	Dr. Hillenbrand has been our director since November 2004 and has been a director of Koppers Inc. since February 1999. In July 2005, Dr. Hillenbrand was appointed president and chief executive officer of the Carnegie Museums of Pittsburgh (group of non-profit museums). Dr. Hillenbrand retired from Bayer AG (chemical, healthcare, agricultural and specialty material products) in August 2003, where he was executive vice president, Bayer Polymers (global polymers), since July 2002. Dr. Hillenbrand previously had been president and chief executive officer of Bayer, Inc. (diverse chemicals, polymers, health-care and imaging technologies) for eight years.

James C. Stalder Age: 66	Mr. Stalder became a member of our board of directors on November 2, 2006. He is currently the vice chair of the audit committee and chair of the finance committee of Carnegie Mellon University (higher education). Mr. Stalder was formerly the dean of the graduate and undergraduate Schools of Business of Duquesne University (higher education) from July 2000 to June 2005. Mr. Stalder is currently a member of the board of directors of C-COR Incorporated (network distribution equipment). Mr. Stalder is a certified public accountant and the former managing partner of the Pittsburgh office of PricewaterhouseCoopers LLP (accounting firm).

Board Meetings and Committees

Meetings in 2006.  During 2006, the board held eight meetings. The average attendance at meetings of our board and committees of our board during 2006 was over 99%, and each director attended at least 75% of the total number of meetings of the board and committees of the board on which such director served.

Our board of directors currently has four standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, and a safety, health and environmental committee. Descriptions of the audit committee, management development and compensation committee, nominating and corporate governance committee and safety, health and environmental committee are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

We expect each director to attend the meetings of the board, the board committees on which the director serves and the annual meeting of shareholders. On January 13, 2006, before our initial public offering in February 2006, we held a telephonic shareholders’ meeting, during which all of the members of our board at that time attended.

Phase-In of Independence of Committee Members Following our IPO.  In connection with our IPO in February 2006, we listed our common stock for trading on the New York Stock Exchange on February 1, 2006. At the time of the listing, we became subject to the New York Stock Exchange corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The New York Stock Exchange rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. However, the SEC and the New York Stock Exchange permit newly listed companies to phase in independent members during the first year following an initial listing, and we relied on this exemption last year for the composition of our nominating and corporate governance and management development and compensation committees. All of the members of our audit committee have been independent and were independent as required by the SEC and the New York Stock Exchange rules at the time of our initial listing (which was February 1, 2006).

As permitted under the New York Stock Exchange rules, at the time of our initial listing, our nominating and corporate governance committee and management development and compensation committee had one independent member, then within 90 days after our initial listing (which was May 1, 2006), these committees had a majority of independent members and as of the first anniversary of our listing (which was February 1, 2007), these committees had all independent members.

The following table shows, on a committee by committee basis, the membership of each committee as of February 1, 2006, May 1, 2006 and February 1, 2007. We have indicated which members were independent on those dates with an “*”.

Committee	Members as of February 1, 2006	Members as of May 1, 2006	Members as of February 1, 2007
Audit	David M. Hillenbrand* Clayton A. Sweeney*	David M. Hillenbrand* Clayton A. Sweeney*	James C. Stalder* (Chair) Clayton A. Sweeney* T. Michael Young*

Nominating and Corporate Governance	Robert Cizik Christian L. Oberbeck Walter W. Turner Clayton A. Sweeney*	Robert Cizik David M. Hillenbrand* Clayton A. Sweeney*	David M. Hillenbrand* (Chair) Clayton A. Sweeney* T. Michael Young* James C. Stalder*

Management Development and Compensation	Christian L. Oberbeck David M. Hillenbrand* Robert Cizik	Christian L. Oberbeck David M. Hillenbrand* Clayton A. Sweeney*	T. Michael Young* (Chair) David M. Hillenbrand* James C. Stalder*

*	Indicates independent member.

Audit Committee.  Our audit committee has three members: Mr. Stalder as chairman and Mr. Sweeney and Mr. Young as additional independent members of the committee. The audit committee is required to hold at least four regularly scheduled meetings each year and held eight meetings in 2006. The board has determined that Mr. Stalder is our financial expert as such term is defined under the SEC rules.

The audit committee’s primary responsibilities include, among other things, oversight of the integrity our financial statements, the appointment, compensation and supervision of our independent registered accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and independent auditor and oversight of our internal audit function.

In connection with oversight of the integrity of our financial statements, the audit committee’s responsibilities include, among other things:

•	Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•	Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•	Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee;

•

Reviewing our management’s assessment of the effectiveness of internal control over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•	Meeting with our management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•	Reviewing disclosures in our periodic reports filed with the SEC, including “Management’s Discussion and Analysis.”

In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•	Receiving annual written communication from the independent auditor delineating all their relationships with and proposed professional services to us;

•	Reviewing all non-audit services proposed to be provided by the independent auditor;

•

Receiving, on an annual basis, reports from the independent auditor regarding the firm’s internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•	Reviewing the qualifications of the lead partner of the independent auditor and making certain that the lead partner position is rotated every five years; and

•	Reviewing the compensation of the independent auditor.

The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

All of the members of the audit committee are independent under the standards adopted by the board of directors and the criteria established by the New York Stock Exchange and under the SEC rules. No member of the audit committee may receive compensation directly from us other than as a member of the audit committee, the board or other board committee, be our affiliate or an affiliate of any of our subsidiaries (other than his or her capacity as a member of the audit committee, the board or any other committee) or have any material relationship with us or be a partner, shareholder or officer of an organization that has a material relationship with us.

Management Development and Compensation Committee.  Our management development and compensation committee has three members: Mr. Young as chairman and Dr. Hillenbrand and Mr. Stalder as additional independent members of the committee. The management development and compensation committee is required to meet at least four times a year and held five meetings in 2006. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the executive level. The committee seeks to ensure that our compensation practices are in full compliance with the law, in compliance with our Code of Business Conduct and Ethics and commensurate with the high standards of performance expected of our directors and officers.

The committee will periodically, but at least once a year, review and propose to the full board the compensation for non-employee directors. In addition, the management development and compensation committee annually reviews and makes recommendations to the board with respect to our chief executive officer’s compensation level. The committee also annually reviews and makes recommendations to the board with respect to the compensation structure for all other officers and key executives, including incentive compensation plans and equity-based plans.

The management development and compensation committee is charged with administering our incentive-compensation plans and equity-based plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of rewards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive-compensation plan and equity-based plan. From time to time, the management development and compensation committee will also review and recommend health, retirement, insurance and other benefit packages for officers and eligible employees.

At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management. The committee must also review and make recommendations to the board regarding revisions of its charter.

The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management. In addition, the committee has the power to form and delegate authority to subcommittees. In accordance with its authority to retain advisors, the committee engaged Mercer Human Resources Consulting, which we refer to as Mercer, Towers Perrin HR Services, which we refer to as Towers Perrin, and Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as outside consultants to advise the committee during 2006. FW Cook does not advise our management, and receives no other compensation from us. Mercer and Towers Perrin also advise management on certain compensation and benefits issues. Towers Perrin and FW Cook attended certain of the committee meetings in 2006.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee has four members: Dr. Hillenbrand as chairman and Mr. Stalder,

Mr. Sweeney and Mr. Young as additional independent members of the committee. The nominating and corporate governance committee is required to meet at least three times each year and held five meetings in 2006. The nominating and corporate governance committee’s goals and responsibilities include identifying individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors and using this criteria in its recommendation of new directors. The committee tries to ensure that the board consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The committee is responsible for the oversight of the evaluation of the board of directors and our management. In doing so, the nominating and corporate governance committee (i) evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers); (ii) reviews the performance, qualifications and other related issues concerning board members at least once every three years; (iii) reviews with our chief executive officer the succession plans relating to our officers; and (iv) reviews the functions of our officers.

The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee is also committed to making sure that our governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the nominating and corporate governance committee developed and recommended to the board of directors a set of corporate governance guidelines.

At least once every two years, the nominating and corporate governance committee must recommend to the board appropriate changes to, the articles of incorporation, by-laws, corporate governance guidelines, the charters of the other committees of the board of directors, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers. The nominating and corporate governance committee is charged with at least annually investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest. The nominating and corporate governance committee must keep informed as to current requirements and trends in corporate governance to ensure we are fully compliant with the law and engaging in or striving to attain corporate governance “best practices.”

The nominating and corporate governance committee may obtain advice and assistance from internal or external legal, accounting or other advisors, without the presence of our officers and may interview and meet with our employees without the presence of our management.

Safety, Health and Environmental Committee.  Our safety, health and environmental committee has four members: Mr. Sweeney as chairman and Mr. Cizik, Mr. Turner and Dr. Hillenbrand as additional members of the committee. The safety, health and environmental committee held three meetings in 2006 and is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative, regulatory and social trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that senior executive managers and operations level managers are promoting proper and government-mandated practices in the area of safety, health and environment and that we have written procedures and professionally conducted audits in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors adopted corporate governance guidelines that became effective on February 1, 2006 in connection with our IPO. Our corporate governance guidelines set forth guidelines and policies to ensure we are fully compliant with the law and engaging in corporate governance “best practices” and, among other things, include guidelines to assist our board in determining whether a director is independent under the New York Stock Exchange rules.

Our corporate governance guidelines address matters such as the selection and composition of the board, board leadership, board composition and performance, board relationship to senior management, meeting procedures and committee matters.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

As noted above, in connection with our IPO, we listed our common stock for trading on the New York Stock Exchange on February 1, 2006. The New York Stock Exchange rules require that a majority of our board members be independent within the meaning of the New York Stock Exchange rules. However, the New York Stock Exchange permits a newly listed company a grace period of one year from its initial listing to comply with this rule. Upon the election of Mr. Stalder to our board of directors on November 2, 2006, our board met the New York Stock Exchange standards relating to the independence of directors.

In accordance with the New York Stock Exchange rules, on February 7, 2007, our board of directors reviewed the independence of each director and nominee for election as a director in accordance with our corporate governance guidelines and the New York Stock Exchange rules. Based on its review, the board of directors determined that a majority of our directors have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the New York Stock Exchange and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Dr. Hillenbrand, Mr. Stalder, Mr. Sweeney and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board has determined that Mr. Cizik, Mr. Oberbeck and Mr. Turner are not independent.

In reaching this determination, the board reviewed the guidelines listed below, which are part of our corporate governance guidelines, the corporate governance rules of the New York Stock Exchange and the individual circumstances of each director. In reviewing the guidelines below and the New York Stock Exchange rules with respect to Mr. Sweeney, who is counsel to Schnader Harrison Segal & Lewis, LLP, which provided counsel to us during 2006 for a total of approximately $123,000 in legal fees, the board considered our arrangement with the firm and determined that the arrangement is not material.

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was also our employee;

•	an immediate family member of the director was or is employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by our independent auditor and personally worked on our audit within that time;

•	an immediate family member of the director was (but is no longer) a partner in or employed by our independent auditor and personally worked on our audit within that time;

•	one of our executive officers was on the board of directors of a company which employed our director, or which employed an immediate family member of the director as an executive officer; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $100,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation.

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of our independent auditor;

•	the director is a current employee of such independent auditor; or

•	the director has an immediate family member who is a current employee of such independent auditor and who participates in such independent auditor’s audit or tax compliance practice.

When the board reviews the independence of its members, the board does not consider the following categorical commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from us, in any of the last three fiscal years that are less than the greater of $1.0 million or 2% of the annual revenues of the company with which he or she is so associated;

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company he or she serves as an executive officer; and

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions). We have not made contributions to any tax exempt organization in which any independent director serves as an executive officer within the preceding three years that total more than the greater of $1.0 million or 2% of such tax exempt organization’s consolidated gross revenues.

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Code of Ethics

The board of directors approved and adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics for Senior Officers on December 7, 2005, which became effective upon consummation of our IPO in February 2006. A copy of each code is available on our website at www.koppers.com and upon written request at no cost from our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply fully with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests.

Communications by Shareholders with the Board

The board of directors welcomes shareholder input and suggestions. Those wishing to contact the non-executive chairman or the non-management directors as a group may do so by sending a written communication to the attention of the non-executive chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Procedure for Shareholder Nominations of Directors

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The written submission should include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and a written indication of the individual’s willingness to serve as a director of the company. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures.

Any shareholder wishing to nominate an individual for election at the annual meeting of shareholders and include the nomination in our proxy statement and proxy card for our 2008 annual meeting, must submit a proposal to our corporate secretary on or before November 30, 2007. If the nominee is not included in our proxy statement and proxy card for our 2008 annual meeting and the shareholder intends to nominate a person for election at our 2008 annual meeting, the shareholder must comply with the requirements set forth in the following paragraph.

If the shareholder intends to nominate a person for election at our 2008 annual meeting, the shareholder must give notice to our corporate secretary in accordance with Section 3.02 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”). The notice must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given.

The proposal must set forth the name and address of the shareholder and the beneficial owner; the class and number of shares owned by the shareholder and the beneficial owner; a representation that the shareholder is the beneficial owner of stock entitled to vote at the annual meeting; a representation that the shareholder intends to be present at the meeting in person or by proxy to present the proposal; the name and address of the person to be nominated; a description of all arrangements or understandings (if any) between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; such other information regarding the nominee as would be required to be included in the proxy statement filed under the applicable rules of the SEC had the nominee been nominated by our board of directors; and the written consent of the nominee to serve as a director of the corporation if so elected.

Committee Reports to Shareholders

Audit Committee Report

The audit committee assists the board of directors in fulfilling its oversight responsibilities in respect of, among other things, the integrity of our financial reporting process. All members of the audit committee are “independent,” as required by the applicable listing standards of the New York Stock Exchange. The committee operates pursuant to a charter that was initially approved by the audit committee and the board on December 7, 2005 to become effective upon consummation of our IPO in February 2006 and most recently amended in February 2007.

As set forth in the charter, our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. The internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. The independent auditor is responsible for planning and carrying out an integrated audit of our consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and reviewing our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006, with management and with Ernst & Young LLP, our independent auditor for 2006. The audit committee has also received from our independent auditor a letter pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and has discussed the matters referred to in such letter with the independent auditor. The audit committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. Also, in the performance of its oversight function, during 2006 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

In February 2007, our audit committee adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee in either general or specific fashion must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

James C. Stalder (Chairman)	Clayton A. Sweeney
T. Michael Young

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on that review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

T. Michael Young (Chairman)	David M. Hillenbrand
James C. Stalder

Nominating and Corporate Governance Committee Report

The nominating and corporate governance committee operates under the nominating and corporate governance committee charter which was adopted by the board of directors and is available on our website at www.koppers.com.

The nominating and corporate governance committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates. Although there are no specific minimum qualifications a nominee must meet in order to be recommended for the board, the committee’s charter provides that it should seek to establish a board that consists of individuals from diverse educational and professional experiences and backgrounds, that when taken as a whole, provides meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, a global business perspective, concern for the long-term interests of the shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board at that point in time. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. The committee is required to review the membership criteria and modify them as necessary each year.

Nominees are recommended by the nominating and corporate governance committee after the committee reviews the candidates and our chief executive officer and the chair of the committee interview potential candidates designated by the committee. The chair of the committee and/or the chief executive officer will invite the nominees to join the board or to stand for election to the board.

If a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the board, our corporate governance guidelines require the director to notify the chairman of the nominating and corporate governance committee. The committee will determine whether the change is inconsistent with the specific rationale for selecting the director and the guidelines for board membership and if so, will recommend the action to be taken.

Our current policy is that the roles of the chairman of the board and the chief executive officer should be separate. If the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors will serve as the presiding director for the executive sessions of the non-management directors and in communicating the board’s annual evaluation of the chief executive officer. Currently, the chairman of the board of directors, Mr. Cizik, is not also the chief executive officer. Therefore, Mr. Cizik serves as the presiding director for meetings of the non-management directors and in communicating the board’s annual evaluation of the chief executive officer.

If the chairman of the board is not an independent director, then the presiding director’s responsibilities will be determined by the independent directors on a meeting-by-meeting basis with respect to all separate meetings of the independent directors. Our board of directors has determined that Mr. Cizik is not independent under the standards set forth in our corporate governance guidelines and the corporate governance rules of the New York Stock Exchange. As a result, his responsibilities as the presiding director are determined by the independent directors on a meeting-by-meeting basis with respect to all separate meetings of the independent directors.

If the roles of the chairman of the board and the chief executive officer were combined, or if the chairman of the board and the chief executive officer were both employees, then the chair of the nominating and corporate governance committee (an independent director) would act as the presiding director for non-management director meetings and in communicating the board’s annual evaluation of the chief executive officer. The duties of the presiding director include developing the agendas for the executive sessions of the non-management directors and periodically reviewing and proposing revisions to the board’s procedures and the corporate governance guidelines.

It is the board’s policy as set forth in the corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. Non-employee directors will not be re-nominated as a director after their 70th birthday. This retirement age will not apply to Mr. Cizik or Mr. Sweeney to help ensure a smooth transition after our IPO in February 2006. Employee directors must retire from the board upon their retirement or separation from employment with us.

The nominating and corporate governance committee of the board of directors presents the foregoing report.

David M. Hillenbrand (Chairman)	James C. Stalder
Clayton A. Sweeney
T. Michael Young

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 5, 2007, by directors, the named executive officers, who are included in the Summary Compensation Table below, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Beneficially Owned Common Stock	Percent of Class
Walter W. Turner	265,537	1.2%
Clayton A. Sweeney	24,900	*
Christian L. Oberbeck (1)	2,406,239	11.6%
Robert Cizik	219,964	1.1%
David M. Hillenbrand	19,598	*
James C. Stalder	3,000	*
T. Michael Young	3,000	*
Steven R. Lacy	20,000	*
Brian H. McCurrie	36,178	*
David Whittle	—	*
Kevin J. Fitzgerald	31,905	*
All Directors and Executive Officers as a Group (19)	3,199,934	15.4%

*	Less than 1%

(1)	Consists of 2,087,661 common shares owned by Saratoga Partners III, L.P., 313,928 common shares owned by Saratoga Partners III C.V., and 4,650 shares owned directly by Mr. Oberbeck. Saratoga Management Company LLC is the investment manager of Saratoga Partners III, L.P. and Saratoga Partners III C.V. and has investment and voting control over the shares of common stock held by Saratoga Partners III, L.P. and Saratoga Partners III C.V. Mr. Oberbeck is a managing director of Saratoga Management Company LLC and may be deemed to beneficially own the securities held of record by Saratoga Partners III, L.P. and Saratoga Partners III C.V. Mr. Oberbeck disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

Beneficial Owners Of More Than 5%

The following table shows shareholders whom we know are beneficial owners of more than 5% of our common stock as of March 5, 2007.

Name and Address of Beneficial Owner	Shares of Common Stock	Percent of Class

Saratoga Partners III, L.P. (1) 535 Madison Avenue New York, NY 10022	2,401,589	11.6%

Caxton Associates, L.L.C. (2) 500 Park Avenue New York, NY 10022	1,747,744	8.4%

Tontine Capital Partners, L.P. (3) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	1,647,600	7.9%

(1)	Consists of 2,087,661 shares owned by Saratoga Partners III, L.P. (according to the Schedule 13G filed March 13, 2007) and 313,928 shares owned by Saratoga Partners III C.V. Saratoga Partners III, L.P. and Saratoga Partners III C.V. may sell an additional 209,936 and 31,564 shares, respectively, on or before March 28, 2007, pursuant to an underwriting agreement if the underwriter exercises its over-allotment option. Saratoga Management Company LLC is the investment manager of Saratoga Partners III, L.P. and Saratoga Partners III C.V. and has investment and voting control over the shares of common stock held by Saratoga Partners III, L.P. and Saratoga Partners III C.V. Mr. Oberbeck is a managing director of Saratoga Management Company LLC and may be deemed to beneficially own the securities held of record by Saratoga Partners III, L.P. and Saratoga Partners III C.V. Mr. Oberbeck disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	According to the Schedule 13G filed February 13, 2007, Caxton Associates, L.L.C. is the trading advisor to Caxton International Limited, which beneficially owns 422,413 shares; Caxton Equity Growth Holdings L.P., which beneficially owns 573,577 shares; GDK, Inc., which beneficially owns 0 shares; the general partner of Caxton Alpha Equity Holdings LP, which beneficially owns 614,604 shares; and the sub-investment manager of SGAM AI Equity Fund – Caxton Equity, which beneficially owns 137,150 shares. A.R.T. Advisors, LLC, as a result of the delegation of trading authority for GDK, Inc. from Caxton Associates L.L.C. has voting and dispositive power with respect to the investments of GDK, Inc. Aaron Sosnick is the manager and majority beneficial owner of A.R.T. Advisors, LLC and may be deemed beneficially to own the shares owned by GDK, Inc. Bruce S. Kovner is the chairman of Caxton Associates, L.L.C. and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, L.L.C. As a result of the foregoing, Mr. Kovner may be deemed beneficially to own these shares owned by these entities. Daniel Lascano is a portfolio manager for Caxton Associates, L.L.C. and may be deemed to participate in the voting and exercise of discretion with respect to certain securities for certain of Caxton Associates, L.L.C.’s investment advisory clients. As such, Caxton Associates, L.L.C. shares both dispositive and voting power with respect to the 1,747,744 shares.

(3)	Jeffrey L. Gendell is a managing member of: Tontine Capital Management, L.L.C., which beneficially owns, as the general partner of Tontine Capital Partners, L.P., 1,516,000 shares, and Tontine Overseas Associates, L.L.C., which beneficially owns, as investment manager to Tontine Capital Overseas Master Fund, L.P., 131,600 shares, and in that capacity directs their operations. Accordingly, he shares both dispositive and voting power with respect to the 1,647,600 shares. This footnote is based solely on the information provided by Tontine Capital Management, L.L.C., Tontine Capital Partners, L.P., Tontine Overseas Associates, L.L.C. and Mr. Gendell pursuant to a Schedule 13G dated January 17, 2007.

Executive Officers

The following table sets forth the names, ages and positions of our and Koppers Inc.’s executive officers as of March 5, 2007. Each executive officer holds his or her position until a successor has been selected by the board of directors or its delegated officer or until his or her earlier death, resignation or removal. Any officer may be removed by the board of directors, without prejudice to the contract rights, if any, of the person removed.

Name	Age	Position

Walter W. Turner	60	President and Chief Executive Officer of Koppers Holdings Inc. and Koppers Inc. and Director of Koppers Holdings Inc. and Koppers Inc.

Brian H. McCurrie	46	Vice President and Chief Financial Officer, Koppers Holdings Inc. and Koppers Inc.

Steven R. Lacy	51	Senior Vice President, Administration, General Counsel and Secretary, Koppers Holdings Inc. and Koppers Inc.

Kevin J. Fitzgerald	54	Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.

Thomas D. Loadman	52	Vice President and General Manager, Railroad Products & Services, Koppers Inc.

Ernest S. Bryon	61	Vice President, Business Development, Asia, Koppers Inc.

David Whittle, Ph.D.	64	Vice President, European Operations, Koppers Inc.

Mark R. McCormack	47	Vice President, Australasian Operations, Koppers Inc.

Michael J. Mancione	40	Vice President, North American Carbon Materials & Chemicals, Koppers Inc.

Leslie S. Hyde	46	Vice President, Safety and Environmental Affairs, Koppers Inc.

James T. Dietz	50	Vice President, European Operations-Designate, Koppers Inc.

Donald E. Evans	42	Vice President, Global Marketing, Sales and Development, Carbon Materials and Chemicals, Koppers Inc.

M. Claire Schaming	53	Treasurer and Assistant Secretary, Koppers Holdings Inc. and Koppers Inc.

Mr. Turner was elected President and Chief Executive Officer in, and has been our director since, November 2004. He has been President and Chief Executive Officer and director of Koppers Inc. since February 1998.

Mr. McCurrie was elected Vice President and Chief Financial Officer in November 2004 and has been Vice President and Chief Financial Officer of Koppers Inc. since October 2003. Mr. McCurrie, a certified public accountant, was the Chief Financial Officer of Union Switch & Signal, Inc. (rail-industry products) from 1996 to October 2003. Mr. McCurrie was employed by Union Switch & Signal, Inc. from 1992 to October 2003.

Mr. Lacy was elected Senior Vice President, Administration, General Counsel and Secretary in November 2004 and has been Senior Vice President, Administration, General Counsel and Secretary of Koppers Inc. since January 2004. Mr. Lacy had previously been elected Vice President, Law and Human Resources and Secretary of Koppers Inc. in July 2002.

Mr. Fitzgerald was elected Senior Vice President, Global Carbon Materials and Chemicals of Koppers Inc. in November 2006. Mr. Fitzgerald was elected Vice President and General Manager, Carbon Materials and Chemicals of Koppers Inc. in March 1998.

Mr. Loadman was elected Vice President and General Manager, Railroad Products & Services of Koppers Inc. in November 1994.

Mr. Bryon was elected Vice President, Business Development, Asia for Koppers Inc. in December 2006. Mr. Bryon had been elected Vice President, Australasian Operations of Koppers Inc. and Managing Director, Koppers Australia Pty. Ltd. in October 1998.

Dr. Whittle was elected Vice President, European Operations of Koppers Inc. in May 2000.

Mr. McCormack was elected Vice President, Australasian Operations of Koppers Inc. in November 2006. Mr. McCormack had been elected Vice President, Global Marketing, Sales and Development, Carbon Materials & Chemicals of Koppers Inc. in February 2002.

Mr. Mancione was elected Vice President, Carbon Materials and Chemicals, North America of Koppers Inc. in November 2006. He has been with Koppers since its inception in 1988 and has held various positions in operations and marketing. Most recently, he was Manager, Marketing and Sales, Carbon Materials and Distillates of Koppers Inc., beginning in November 2004, and prior to that was Operations Manager, Railroad Products and Services of Koppers Inc. beginning in 2002.

Ms. Hyde was elected Vice President, Safety and Environmental Affairs of Koppers Inc. in January 2005. Ms. Hyde joined Koppers Inc. in 1999 as Manager, Environmental Department.

Mr. Dietz was elected Vice President-Designate, European Operations of Koppers Inc., in November 2006. He joined Koppers in 1995 and has held positions in operations and engineering. Most recently, he was Operations Manager, Carbon Materials and Chemicals of Koppers Inc., beginning in March 1999.

Mr. Evans was elected Vice President, Global Marketing, Sales and Development, Carbon Materials and Chemicals of Koppers Inc. in February 2007. From October 2004 through December 2006, Mr. Evans was Vice President for Advanced Recycling Systems (design and manufacture of abrasive recycling machines, dust collectors and lift platforms) and part of a three-person management team overseeing all aspects of the business. From July 1998 through September 2004, Mr. Evans had been Manager, Business Development & Strategic Planning, Carbon Materials and Chemicals of Koppers Inc.

Ms. Schaming was elected Treasurer and Assistant Secretary in November 2004 and has been Treasurer and Assistant Secretary of Koppers Inc. since May 1992.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The management development and compensation committee of our board of directors oversees the compensation program for our named executive officers who are identified in the “Summary Compensation Table” below.

The committee’s duties include setting overall compensation program objectives, approving specific compensation recommendations made by our chief executive officer for his subordinates, determining the compensation of our chief executive officer, reviewing market pay levels and design trends, approving the terms of equity incentive plan awards, determining equity and cash incentives and evaluating retirement and other benefits from time to time. The committee’s charter permits the creation of a sub-committee from time to time to focus on key areas of interest and provide recommendations to the full committee.

Executive Compensation Program Objectives

The management development and compensation committee believes that the total amount of compensation paid to the named executive officers should be closely aligned with our performance and that our total compensation packages should assist us in attracting, retaining and motivating key executives critical to our long-term success. The committee considers the following principles when it makes compensation decisions:

•	A portion of the total compensation of the named executive officers should be based on our performance and therefore at risk if our performance is less than expected.

•	Each element of the compensation will be considered both independently and in a total package with all other elements of compensation.

•

Total compensation should generally be the median of a range of compensation practices established by a group of companies that the committee selects as our peers either on an industry basis or from a local employee selection basis.

Overview of Compensation Elements

Total compensation paid to the named executive officers may consist of one or more of the following elements:

Compensation Element	Definition	Rationale

Base Salary	• Fixed cash compensation payable monthly	• Competitive practice • Immediate cash rewards linked to duties and responsibilities

Annual Bonus/Cash Incentive	• Variable cash compensation payable annually	• Competitive practice • Rewards corporate and business performance during a fiscal year

Long-Term Equity Incentive	• Equity based awards, the vesting of which are based either on a time basis or performance basis	• Competitive practice • Provides balance between fixed and variable compensation • Aligns management and shareholder interests • Helps to retain key executive talent

Retirement Benefits	• 401(k) plan • Restoration 401(k) plan • Defined benefit pension plan, frozen • Nonqualified defined benefits, frozen

•   Competitive practice

•   The shift to defined contribution plans away from defined benefit plans aligns with emerging market trends, mitigates volatile expenses, and aligns with prevailing human resources objectives

Perquisites and other special benefits	• Club dues • Parking • Personal automobile expenses • Contributions to our defined contribution plan • Tax reimbursements for taxes and gross-ups related to our SERP • Survivor Benefit Plan	• Competitive practice • Helps to attract and retain key executive talent

In 2006, our named executive officers were paid a total cash compensation package consisting of a cash base salary (generally representing 50% to 62% of total annual compensation), a cash annual bonus (generally representing 25% to 30% of total annual compensation) and a cash annual incentive (generally representing 16% to 20% of total annual compensation). As further discussed below, none of the named executive officers received grants of equity incentive compensation in 2006.

Setting the Level of Compensation

Management and the committee conducted reviews of competitive compensation practices in 2006. Under its charter, the committee is required to review the compensation structure for officers and key executives including incentive compensation plans and equity-based plans on an annual basis.

As a result of our IPO, 2006 was a year of transition for the company. In connection with our transition from a privately-owned company to a publicly-listed company, the committee conducted several studies to evaluate compensation practices of various groups of companies, including evaluations provided by independent consultants. Based on these studies, the committee determined that:

•	The amounts of the annual salaries for our named executive officers paid in 2006 are slightly below the median levels (50th percentile) of comparable companies.

•	The amounts of our annual cash bonuses generally are at the median level of comparable companies.

•

Although the company made long-term equity incentive awards prior to the IPO, the committee did not make any grants in 2006. Based on its evaluation of comparable companies, the committee has decided to make regular use of long-term equity incentives beginning with grants to be made in 2007.

•	Our qualified benefits (which are the benefits provided to all salaried employees, including the named executive officers) are generally at the median level of comparable companies.

•

A review of the company’s retirement benefits was completed in 2006, and the review revealed that our executive supplemental retirement benefits were above median levels, which prompted a reduction in benefits, effected by freezing certain supplemental executive retirement benefits and is discussed in greater detail in a later section.

•

As a result of our international composition, salary and benefit practices may differ slightly based on local custom and market conditions. However, overall application of annual cash and long-term equity incentive programs is consistent worldwide.

Companies Used for Defining Competitive Compensation

In the second half of 2006, the management development and compensation committee formed an independent sub-committee of directors to study executive pay and benefit practices. The sub-committee commissioned Towers Perrin to complete a comprehensive study of direct compensation (salary, bonus, and long-term equity incentive) and retirement benefits (qualified and non-qualified). Several market perspectives were used to study our practices including:

•	A broad perspective of companies throughout various industries and consisting of various sizes.

•	A smaller, select group of companies, including some local competitors for employees, were studied in terms of direct compensation and benefits. These companies were:

Agrium U.S.	Dow Chemical	Equitable Resources	Nalco

Alcoa	DuPont	Hercules	PNC Financial Services

Allegheny Energy	Eastman Chemical	Kohler	Praxair

Ciba Specialty Chemicals	Ecolab	Lyondell Chemical	Scotts Miracle-Gro

Cytec	Engelhard	Milacron	Solutia

•

Finally, a different group of companies selected primarily on the basis of comparable industry and size were studied in terms of direct compensation and executive retirement benefits for the named executive officers. These companies were:

A. Schulman	Georgia Gulf	OM Group	Wabtec

American Railcar Industries	Greenbrier Companies	Pioneer Companies	Westlake Chemical

Arch Chemicals	Minerals Technologies	Sensient Technologies

Freight Car America	New Market	Spartech

Compensation Element Details

Base Salary.  Executive base salaries are reviewed annually with adjustments typically effective in April. For each named executive officer (other than himself), our chief executive officer proposes salary adjustments to the committee. The committee then reviews these proposals based on the executive’s performance, on our performance and on a review of market median levels for each named executive officer position. For the chief executive officer, the committee reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance in light of those goals and objectives and independently establishes the annual compensation of our chief executive officer at an appropriate level based on such evaluation. The committee then makes appropriate recommendations to the board of directors for approval of the compensation of the named executive officers including the chief executive officer. In 2006, based on its review, the committee agreed to increase the base salaries of the named executive officers including the chief executive officer effective April 1, 2006.

Annual Bonus/Cash Incentive Compensation.  Our named executive officers participate in our senior management corporate incentive plan, which we refer to as the corporate plan. In addition, Mr. Fitzgerald and Dr. Whittle also participate in similar plans that relate to their respective business units, which we refer to as the business unit plans. The purpose of these plans is to attract, motivate and retain key members of our management team; to stimulate creativity and entrepreneurial thinking; and to enhance our business growth and profitability by providing those executives charged with leadership roles an opportunity for additional compensation based upon their contributions to our overall performance.

In 2006, the amount of the aggregate bonus/incentive pool payable under the plans was established based on the achievement of a combination of adjusted EPS and value creation goals. Adjusted EPS is determined by deducting certain charges from the earnings per share amount calculated under generally accepted accounting practices. These deductions included non-recurring charges such as costs associated with our IPO, plant closure and restructuring costs, costs related to pension curtailment and certain costs related to the Survivor Benefit Plan. Value creation is defined as earnings above a pre-defined level. For the purpose of defining value creation, earnings are defined as earnings before interest and taxes, and the pre-defined level is the product of 15% (an assumed cost of capital) and the assets invested in the business. We chose adjusted EPS because we believe that it is an important measure of success monitored by shareholders and value creation because we believe that it is an indication of the quality of our earnings. In 2006, value creation goals were developed using the 2006 budget targets excluding costs related to our IPO but including costs associated with restructuring, plant closures and asset sales. Similarly, for the business unit plans, value creation is measured by the achievement of established value creation goals for the particular business unit.

The aggregate amount of the bonus/incentive pool for all of the plans in 2006 was determined by measuring a combination of adjusted EPS and value creation. For the corporate plan, 60% of the total pool was based on the achievement of adjusted EPS of $0.82 per common share on a fully diluted basis, and the remaining 40% of the total pool was based on the achievement of established value creation goals. For the business unit plans, 25% of the total pool was based on reaching the adjusted EPS threshold and the remaining 75% of the pool was based on the business unit’s achievement of the value creation goals.

In order for the committee to grant any annual bonuses/incentives to the named executive officers in 2007 based on performance in 2006, the company was required to achieve a threshold level of adjusted EPS of $0.82 per share and minimum value creation of $32.9 million for 2006. Once the company achieved these minimum threshold amounts, the total amount of the pool available for distribution was calculated based on a range of adjusted EPS from $0.82 per share to a maximum of $1.22 per share and a range of value creation from $32.9 million to a maximum of $49.4 million. In 2006, the company actually achieved adjusted EPS of $1.35 per share and value creation of $46.4 million. The 2006 adjusted EPS result was positively impacted by an accretive acquisition completed in April 2006, strong margins on chemical products, higher volumes associated with railroad products and the full realization of the energy tax credits. Value creation for 2006 was $46.4 million and resulted from profit improvements previously mentioned partially offset by higher invested capital associated with the acquisition and working capital. On an individual geographic and segment basis, higher value creation in the North American and European Carbon Materials & Chemicals businesses was partially offset by lower value creation in North American Railroad and Utility Products due primarily to charges associated with plant closures and business disposal. Lower Australasian value creation was due, among other things, to lower than expected profits in our wood treating chemicals joint venture.

On average in 2006, because we exceeded our goals for adjusted EPS and value creation, we paid a total of $4.0 million of annual bonus and cash incentives or 113% of target incentive levels to all participants in our annual incentive plans. Once the total amount of the annual bonus/incentive pool was established using the method described above, 40% of the annual award for each named executive officer (including the chief executive officer) was in the form of an annual cash incentive based on a formula included in the plan. The remaining 60% of the annual award was in the form of a cash bonus. For each named executive (other than the chief executive officer), the chief executive officer established the amount of the remaining 60% bonus based on his judgment, rather than on a formula. The chief executive officer then presented these amounts to the committee. The committee reviewed the proposed amounts, made adjustments (up or down) in its discretion, and then made a recommendation to the full board of directors. With respect to the chief executive officer’s annual bonus, the committee reviewed the performance of the chief executive officer during the year, and in its discretion recommended the amount of the bonus to be paid to the chief executive officer to the full board of directors. The full board of directors finally approved the amounts of the bonuses and cash incentives paid to the named executive officers. The actual amounts paid to the named executive officers in February 2007 based on 2006 performance are included in the “Summary Compensation Table” on page 37 below.

Long-Term Equity Incentives.  In 2004, we made awards of restricted stock units to certain of the named executive officers under the Koppers Inc. 2004 Restricted Stock Unit Plan. In December 2005, the company adopted the 2005 Long Term Incentive Plan. The 2005 plan permits various types of long-term incentive awards to be made, including stock options, stock appreciation rights (SARs), restricted stock/restricted stock units, and performance awards payable in cash or stock. The company did not make any awards under the 2005 plan to any named executive officers during 2006. However, two new non-employee directors, Mr. Stalder and Mr. Young, were each awarded 3,000 shares under such plan in 2006. We currently have 2,083,448 shares available to make various awards under the 2005 plan.

In late 2006 as part of our transition to a publicly-listed company, the management development and compensation committee commissioned FW Cook to:

•

develop a post-IPO long-term incentive compensation award program under the 2005 Long Term Incentive Plan that supports the execution of our strategic plan and the achievement of longer-term financial goals, and

•

determine whether additional retirement or compensation programs should be provided to executives as a result of the freezing of the qualified and corresponding non-qualified defined benefit retirement plans for U.S. salaried employees effective December 31, 2006.

In February 2007, FW Cook recommended and our board approved an annual long-term incentive award program, which we refer to as our annual long-term incentive award program, to award equity-based grants beginning in 2007 to approximately 33 key management personnel who play a key role in the performance of the business. The program will consist of a combination of grants of stock options (limited to approximately 11 of our most senior executives), performance shares and restricted stock. Now that our common stock is listed for trading on the New York Stock Exchange, we believe that this new program will help provide an incentive to our key management personnel to increase shareholder value by aligning a portion of the compensation to be paid to our key management team to the value of our common stock. The mix and amount of each of these equity awards will vary based on job responsibility and grade. Each long-term incentive vehicle is intended to serve a different purpose, and, when combined, we believe that the total mix will result in a balanced long-term equity incentive program. Stock options are intended to provide a leveraged incentive based on stock price appreciation. Performance shares are intended to focus participants on long-term operating performance, as measured by cumulative value creation over a three-year period. Restricted stock is intended to help to retain participants (some of whom are currently eligible for retirement), as well as to help recruit the next generation of our senior management.

Retirement Benefits.  We maintained a variety of retirement plans as of January 2006, which are outlined below. Substantial changes to several of these plans took place during 2006.

As of January 2006, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintained a defined contribution plan that permitted U.S. salaried employees to contribute up to 20% of pay, subject to applicable limits for 401(k) plans. We match 50% of salaried employee contributions up to 6%. We also maintained two non-qualified excess defined benefit plans. One of these non-qualified excess defined benefit plans provided benefits that were otherwise limited by the tax code and the other plan provided for an additional retirement benefit annuity based on final average pay and years of service.

We made significant changes in our retirement benefits during 2006. First, we decided to freeze the qualified and non-qualified defined benefit plans in which U.S. salaried employees participate. No new salaried participants are permitted in these plans after December 31, 2006, and no further benefits will accrue for U.S. salaried employees after December 31, 2006. Benefits will be calculated based on participants’ compensation and years of service at the time of the freeze; however, years of service will continue to accrue for vesting and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. This decision was made to better manage the volatile expense associated with the qualified defined benefit plan and to provide the kind of portable benefits becoming more prevalent in the marketplace.

Second, an independent sub-committee of the management development and compensation committee retained Mercer to provide advice with respect to the design of a qualified defined contribution replacement plan for all U.S. salaried employees and a non-qualified restoration plan for highly compensated U.S. salaried employees. The qualified defined contribution replacement plan was designed to provide benefits approximately equal to the benefits previously provided under the qualified defined benefit plan. Mercer presented various alternatives to the independent sub-committee for its consideration. The independent sub-committee ultimately recommended and the board of directors approved certain enhancements to our existing qualified defined contribution retirement plan recommended by Mercer. These enhancements became effective on January 1, 2007. The enhancements consist of an annual points-based, non-elective employer contribution ranging from 3% to 9% of compensation. The amount of the employer contribution is based on age and service, which provides greater benefits to older, longer service employees. This contribution will vest after three years of service with us. The plan also continues to provide a 50% match on the first 6% of employee contributions.

Mercer also recommended and the board approved the implementation, effective January 1, 2007, of a new non-qualified restoration plan for highly compensated employees to restore non-elective employer contributions lost under the enhanced qualified defined contribution plan as a result of the compensation limit imposed by the tax code.

Perquisites and Other Special Benefits.  We provide certain perquisites to our named executive officers, which include club dues, parking and personal automobile and related expenses. Additional details of the perquisites we provide are more fully described in the footnotes to the “Summary Compensation Table” below.

Other benefits we provide include company contributions under our defined contribution plan, additional income paid to reimburse taxes related to our SERP and benefits provided under our Survivor Benefit Plan. The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will not be entitled to any benefits under the plan.

We provide these perquisites and other benefits to increase the availability of our named executive officers to focus on the business of the enterprise. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our named executive officers are reflected in the “All Other Compensation” column of the “Summary Compensation Table” below on page 37.

Contracts.  We generally use contractual arrangements where appropriate to assist in our recruitment and retention of our named executive officers. We have entered into employment agreements with Mr. Lacy, Mr. McCurrie and Dr. Whittle, and we have entered into change in control agreements with each of Mr. Turner and Mr. Fitzgerald. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 43 below.

Tax Considerations

Cash compensation, such as base salary or annual incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under nonqualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The management development and compensation committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. But given the financial implications of the potential lost deduction, the management development and compensation committee prefers the ability to exercise discretion in interpreting plan results, hence compensation payable under the Senior Management Corporate Incentive Plan and its sister plans among those business units may not be deductible under Section 162(m) of the tax code.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the management development and compensation committee review and consider the accounting implications of a given award, including the estimated expense.

Executive Compensation Policies

Our Code of Business Conduct and Ethics contains a policy related to insider trading and securities compliance. The policy applies to all of our employees, officers, directors and other personnel, and those of our subsidiaries. The policy provides, among other things, that if anyone covered by the policy has any material non-public information relating to us, they must not purchase or sell, or advise any other person to purchase or sell, securities we have issued, including our common stock. The policy also restricts the communication of material non-public information. Special rules apply to those persons who are designated as being the “window group” or the “restricted group.”

Under the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results due to a material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer must repay us for certain incentive-based and equity-based compensation and profits received by our chief executive officer and chief financial officer during the 12-month period following the initial release of our financial results.

Stock Ownership Guidelines

In 2006, FW Cook made certain recommendations that were approved by the board with respect to stock ownership guidelines for our executives. Senior executives above a specified job grade are expected to hold shares with a value equal to a multiple of their salary within five years. Executives whose jobs are currently covered by the guidelines are expected to meet the guidelines by December 31, 2011. Newly appointed or elected executives whose jobs are covered by the guidelines will have five years from their date of hire to meet the guidelines. Salary multiples are as follows:

Position	Base Salary Multiple
Chief Executive Officer	5X

Senior Vice President Chief Financial Officer	3X

Other Elected Officers	1X

Shares owned outright by the executives and/or their spouses count toward meeting the guidelines. Unvested restricted shares, unearned performance shares and unexercised stock option profits will not count toward the guidelines. Additionally, our board of directors approved stock ownership guidelines for directors in an amount of five times the director’s annual cash retainer.

Summary Compensation Table

The following table shows the compensation of all individuals who served at any time during 2006 as either our principal executive or principal financial officers, together with our three most highly compensated officers, who were serving as executive officers as of December 31, 2006 (other than the principal executive and principal financial officers). We refer to the five executives below as our “named executive officers”.

We did not grant any equity-based awards to any of the named executive officers in 2006.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)		Total

Walter W. Turner President and Chief Executive Officer	2006	$482,508		$293,250		$105,120	$196,750	$1,264,000	$35,111	(3)	$2,376,739

Kevin J. Fitzgerald Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	2006	$239,650		$104,709		$52,560	$68,789	$575,000	$18,117	(4)	$1,058,825

David Whittle (5) Vice President, European Operations, Koppers Inc.	2006	$314,619	(6)	$131,410	(7)	$—	$87,085	$164,000	$36,627	(8)	$733,741

Steven R. Lacy Senior Vice President, Administration General Counsel and Secretary	2006	$292,290		$135,721		$52,560	$89,279	$70,000	$21,276	(9)	$661,126

Brian H. McCurrie Vice President and Chief Financial Officer	2006	$255,600		$124,064		$52,560	$75,936	$22,000	$19,843	(10)	$550,003

(1)	Represents expense accrued in 2006 for each executive’s 2004 restricted stock units under FAS 123R based on the grant price of $3.30: Mr. Turner (31,839 units), Mr. Lacy (15,920 units), Mr. McCurrie (15,920 units), and Mr. Fitzgerald (15,920 units). Calculations of the amounts included in the stock awards column are based on the same assumptions discussed in note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	The full amount of “all other compensation” disclosed for each named executive officer (other than Dr. Whittle) includes an amount based on accrued accounts attributed to such named executive officer’s benefit pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan.

(3)	The full amount of “all other compensation” disclosed for Mr. Turner ($35,111) includes perquisites and other personal benefits in the amount of $24,429 consisting of club dues, parking and an amount attributed to the Survivor Benefit Plan.

(4)	The full amount of “all other compensation” disclosed for Mr. Fitzgerald ($18,117) includes perquisites and other personal benefits in the amount of $9,542 consisting of club dues and an amount attributed to the Survivor Benefit Plan.

(5)	Dr. Whittle’s cash compensation is paid in British pounds sterling. For purposes of the amounts included in this table and the following tables, we have converted 1 British pound sterling into $1.84 U.S. dollars, which conversion ratio represents the average conversion ratio of British pounds sterling to the U.S. dollar during the 2006 fiscal year.

(6)	Dr. Whittle’s salary includes a “non-pensionable supplement” he received in April 2006, in lieu of pension benefit accrual in the amount of $32,229.

(7)	Dr. Whittle’s bonus includes $33,333, which represents the 2006 vested portion of a $100,000 cash bonus he received in lieu of receipt of restricted stock units in 2004 and $20,368, which represents a “non-pensionable bonus enhancement” he received in lieu of receipt of a pension benefit accrual.

(8)	The full amount of “all other compensation” disclosed for Dr. Whittle represents perquisites and other personal benefits consisting of personal automobile and related expenses ($36,627).

(9)	The full amount of “all other compensation” disclosed for Mr. Lacy ($21,276) includes perquisites and other personal benefits in the amount of $12,150 consisting of club dues and an amount attributed to the Survivor Benefit Plan.

(10)	The full amount of “all other compensation” disclosed for Mr. McCurrie ($19,843) includes perquisites and other personal benefits in the amount of $11,095 consisting of club dues and an amount attributed to the Survivor Benefit Plan.

Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to each named executive officer during 2006 under the non-discretionary portion of our senior management corporate incentive plan or the applicable business unit plan identified below. The actual amounts paid to each named executive officer during 2006 are included in the “Summary Compensation Table” above.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards

Name and Principal Position	Plan Name (weighting)	Threshold		Target		Maximum
Walter W. Turner President and Chief Executive Officer	Senior Management Plan (100%)		$69,000		$138,000		$207,000

Kevin J. Fitzgerald Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	CM&C KVA Plan (50%) Global CM&C KVA Plan (25%) Senior Management Plan (25%)	$ $ $	12,240 6,120 6,120	$ $ $	24,490 12,240 12,240	$ $ $	36,730 18,360 18,360

David Whittle Vice President, European Operations, Koppers Inc.	Koppers Europe KVA Plan (50%) Global CM&C KVA Plan (25%) Senior Management Plan (25%)	$ $ $	15,520 7,760 7,760	$ $ $	31,040 15,520 15,520	$ $ $	46,550 23,280 23,280

Steven R. Lacy Senior Vice President, Administration General Counsel and Secretary	Senior Management Plan (100%)		$31,310		$62,620		$93,930

Brian H. McCurrie Vice President and Chief Financial Officer	Senior Management Plan (100%)		$26,630		$53,260		$79,890

Outstanding Equity Awards at Fiscal Year-End

The table below provides information concerning unvested restricted stock units held by each named executive officer at December 31, 2006.

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Walter W. Turner President and Chief Executive Officer	63,678	$1,660,096

Kevin J. Fitzgerald Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	31,839	$830,048

David Whittle Vice President, European Operations, Koppers Inc.	—	$—

Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary	31,839	$830,048

Brian H. McCurrie Vice President and Chief Financial Officer	31,839	$830,048

(1)	The original restricted stock units held by each named executive officer were granted in 2004. The remaining unvested restricted stock units will vest in equal portions in August 2007 and November 2008.

(2)	The dollar amounts included above represent the market value of these shares based on a closing market price of $26.07 per share on December 29, 2006, the last trading day in 2006.

Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of a portion of restricted stock units held by the named executive officers during 2006.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Walter W. Turner	31,839	$539,674
Kevin J. Fitzgerald	15,920	$269,837
David Whittle	—	$—
Steven R. Lacy	15,920	$269,837
Brian H. McCurrie	15,920	$269,837

(1)	Represents number of shares acquired on the vesting of restricted stock units on August 31, 2006 multiplied by the closing stock price of $16.95 on the date of vesting. Amounts included do not deduct any taxes paid by the named executive officers in connection with the vesting of the restricted stock units on August 31, 2006.

Pension Benefits

The table below sets forth information as of December 31, 2006, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Walter W. Turner	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	37.58 37.58 35.00	$ $ $	821,000 2,347,000 3,464,000

	Total			$6,632,000

Kevin J. Fitzgerald	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	32.25 32.25 32.25	$ $ $	532,000 192,000 1,143,000

	Total			$1,867,000

David Whittle	Bitmac Limited Pension and Assurance Scheme	23.00		$1,913,000

Steven R. Lacy	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50 5.50 5.50	$ $ $	70,000 51,000 52,000

	Total			$173,000

Brian H. McCurrie	Retirement Plan for Koppers Inc. Koppers Inc. Retirement Income Restoration Plan (SERP I) Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	3.25 3.25 3.25	$ $ $	28,000 17,000 9,000

	Total			$54,000

Pension Plan.  The named executive officers located in the U.S. (Mr. Turner, Mr. Lacy, Mr. McCurrie and Mr. Fitzgerald) are covered by our Retirement Plan of Koppers Inc. and

Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2% of terminal salary (as defined below) not in excess of $16,000, plus 1.6% of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below).

Terminal salary was determined based on the average annual salary (defined as salary plus 50% of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2% of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75% of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of 1.0% of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100% of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l).  Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for each participating named executive officer and all our other participating elected officers. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II).  Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for each participating named executive officer and all our other participating elected officers. SERP II pays an annual benefit equal to 2% of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non- qualified retirement plan sponsored by us or Old Koppers; and (iv) one half of any Social Security benefits.

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for salaried employees. No salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In lieu of future benefit accruals under the qualified defined benefit plan, we will provide an annual employer non-elective contribution to eligible salaried employees under the qualified defined contribution plan ranging from 3% to 9% of compensation determined based on age and years of service. We will also continue to match contributions by salaried employees at an amount equal to 50% of the first 6% of compensation contributed by the employee. In addition, we will make employer contributions to a non-qualified restoration plan on behalf of eligible highly compensated employees to replace contributions lost under the qualified defined contribution plan as a result of the compensation limit imposed under the tax code.

Survivor Benefit Plan.  The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will be entitled to no benefits under the plan.

Potential Payments upon Termination or Change in Control

The following information and related tables set forth the details of the payments and benefits that would be provided to each named executive officer in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Assumptions and General Principles.  The following assumptions and principles apply with respect to the following tables and any termination of a named executive officer:

•

The amounts shown in the table assume that each named executive officer was terminated on December 31, 2006, and include the estimate of any additional amounts that would be paid to the named executive officer on the occurrence of the termination event. The actual amounts that would be paid to a named executive officer can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the tables below.

•	A named executive officer is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the tables only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

Employment Agreements.  We have entered into employment agreements with three of our named executive officers. The following discussion summarizes these agreements.

Brian H. McCurrie.  We entered into an employment agreement with Mr. McCurrie in October 2003. The employment agreement provides that Mr. McCurrie will serve as Vice President and Chief Financial Officer. Mr. McCurrie’s employment agreement established an initial base salary, subject to annual adjustments, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

Mr. McCurrie’s employment agreement provides that in the event of termination by us other than for cause, Mr. McCurrie would be entitled to severance payments for a minimum of one year and a maximum of two years, plus an additional amount based on the years of his service with us prior to termination. If Mr. McCurrie is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. McCurrie will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•	a lump sum payment equal to twice the sum of his base salary plus 50% of the amount awarded to him under certain bonus and incentive plans for the two years preceding the change in control;

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. McCurrie as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. McCurrie would be entitled in the event he is terminated after a change in control will be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

The initial term of the agreement was from October 13, 2003, to October 13, 2005. The term of the agreement is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. McCurrie that such party does not wish to extend the term. If a change of control occurs during the term, the term shall continue for a period of not less than 24 months following the month in which such change of control occurred.

Steven R. Lacy.  We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General

Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•

a lump sum severance payment equal to one-half of the sum of the amounts awarded to him under the applicable incentive plan and bonus plans in respect of each of the two calendar years preceding that in which occurs the date of termination; and

•	a lump sum severance payment equal to the value of certain payments he is entitled to receive in the event of a change of control, whether or not a change of control occurs.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive payments and benefits similar to those due to Mr. McCurrie and described above. The payments and benefits to which Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

David Whittle.  We entered into an employment agreement with Dr. Whittle in August 2000. The employment agreement provides that Dr. Whittle will serve as Vice President and General Manager of Koppers Europe at a beginning annual salary of 131,000 British pounds sterling, subject to annual adjustments. The agreement also provides for participation in our incentive plan based on the attainment of certain operating results for Koppers Europe. The agreement provides that in the event of termination for any reason other than gross misconduct, Dr. Whittle shall be given twelve months’ notice of termination or, at our option, pay in lieu of notice. The agreement provides that in exchange for the terms of the employment agreement, Dr. Whittle agrees to an immediate termination of the service agreement entered into with Bitmac Limited (predecessor company to the United Kingdom operations of Koppers Europe ApS). Dr. Whittle announced he will retire effective as of March 31, 2007.

Change in Control Agreements.  On October 20, 2005, we entered into change in control agreements with Walter W. Turner, our President and Chief Executive Officer and Kevin J. Fitzgerald, our Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.

The change in control agreements were effective as of October 20, 2005 and were scheduled to expire on March 31, 2006. However, on March 21, 2006 the term of each change in control agreement was extended to May 31, 2006. On May 3, 2006, the board approved an amendment to the change in control agreements to convert the fixed expiration dates to one-year evergreen terms running from June 1 to May 31 of each year, provided that we preserve the right, in our discretion, to terminate any or all of the change in control agreements by providing notice of termination at least 90 days prior to the expiration of the then current term.

The change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in our control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs;

•	a lump sum payment equal to twice the executive’s base salary;

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested Restricted Stock Units.  As further described in the “Outstanding Equity Awards at December 31, 2006” table, each of Mr. Turner, Mr. Lacy, Mr. McCurrie and Mr. Fitzgerald currently hold unvested restricted stock units. If the employment of any of Mr. Turner, Mr. Lacy, Mr. McCurrie or Mr. Fitzgerald is terminated for any reason (other than death and disability), the executive will forfeit any unvested restricted stock units at the time of termination; the executive will not forfeit any restricted stock units already vested. In the event of a change in our ownership or control as determined by the board, the board may provide for the assumption, substitution or adjustment of each unvested restricted stock unit award in its discretion. Our IPO in February 2006 did not constitute a change in control.

Payments Made Upon Death or Disability.  In the event of the death or disability of a named executive officer, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Walter W. Turner

Benefits	Death	Change in Control
Bonus	$–	$490,000

Cash Severance	$348,705	$965,016

Health & Welfare	$–	$70,857

Total	$348,705	$1,525,873

Kevin J. Fitzgerald(1)

Benefits	Death	Change in Control
Bonus	$–	$173,498

Cash Severance	$148,629	$479,300

Health & Welfare	$–	$49,346

Total	$148,629	$702,144

(1)	Pursuant to Mr. Fitzgerald’s change in control agreement, the total amount payable in the event he is terminated as a result of a change in control is limited by Section 280G of the tax code, which results in a cutback of $247,692.

David Whittle

Benefits	Death	Without Cause	Change in Control
Cash Severance	$139,158	$314,619	$314,619

Steven R. Lacy

Benefits	Death	Without Cause	Change in Control
Bonus	$–	$225,000	$225,000

Cash Severance	$30,915	$804,185	$967,580

Health & Welfare	$–	$–	$59,891

Total	$30,915	$1,029,185	$1,252,471

Brian H. McCurrie

Benefits	Death	Without Cause	Change in Control
Bonus	$–	$200,000	$200,000

Cash Severance	$15,975	$569,801	$904,200

Health & Welfare	$–	$–	$55,645

Total	$15,975	$769,801	$1,159,845

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2006, each non-employee director received the following:

•	an annual cash retainer of $45,000 (prorated for new directors serving less than 12 months);

•	a supplemental annual cash retainer of $30,000 payable to non-executive chairman;

•	the audit committee chair received an additional annual cash retainer of $10,000;

•	the management development and compensation committee chair received an additional annual cash retainer of $4,800;

•	the nominating and corporate governance committee chair and the safety, health and environmental committee chair each received an additional annual cash retainer of $5,000;

•	a one-time lump-sum cash retainer of $65,000 for the calendar year 2006 for each director whose term began prior to the effective date of our initial public offering in February 2006;

•	an equity award of 3,000 shares of unrestricted stock under our 2005 Long Term Incentive Plan for each director whose term began after the effective date of our initial public offering in 2006;

•	a supplemental committee meeting attendance fee of $1,000 payable on a per meeting basis to committee members for any committee meetings in excess of six per year per committee; and

•	a supplemental board meeting attendance fee of $1,000 payable for each board meeting in excess of six per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

The table below provides information concerning the compensation of our directors for 2006. Mr. Turner, who is also a named executive officer, is not included in the following table because his compensation is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Robert Cizik	$147,000(1)	$–	$42,000(2)	$189,000

Clayton A. Sweeney	$119,000(3)	$–	$–	$119,000

Christian L. Oberbeck	$115,000(4)	$–	$–	$115,000

David M. Hillenbrand	$123,000(5)	$–	$–	$123,000

James C. Stalder	$7,500(6)	$58,350(7)	$–	$65,850

T. Michael Young	$22,500(8)	$54,420(9)	$–	$76,920

(1)	In addition to the typical annual retainer of $45,000, Mr. Cizik also received an additional $30,000 for serving as chairman of the board, an additional $5,000 for serving as the chair of the nominating and corporate governance committee, and $2,000 for meeting fees.

(2)	The amount identified in the “all other compensation” column for Mr. Cizik is comprised of $42,000 of imputed interest calculated at 7% in connection with his interest-free loan. The imputed interest was based on the average month-end swingline rate under our revolving credit facility.

(3)	In addition to the typical annual retainer of $45,000, Mr. Sweeney also received an additional $5,000 for serving as chair of the safety, health, and environmental committee, and $4,000 for meeting fees.

(4)	Mr. Oberbeck received a pro-rated annual retainer of $43,200 and an additional $4,800 for serving as chair of the management development and compensation committee, and $2,000 for meeting fees.

(5)	In addition to the typical annual retainer of $45,000, Dr. Hillenbrand also received an additional $10,000 for serving as chair of the audit committee, and $3,000 for meeting fees.

(6)	Mr. Stalder received a pro-rated annual retainer of $7,500 due to his election on November 2, 2006.

(7)	Upon his election to the board of directors, Mr. Stalder was awarded 3,000 shares of our common stock on November 2, 2006 at the closing market price of $19.45.

(8)	Mr. Young received a pro-rated annual retainer of $22,500 due to his election on July 27, 2006.

(9)	Upon his election to the board of directors, Mr. Young was awarded 3,000 shares of common stock on July 27, 2006, at the closing market price of $18.14.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, each of the following has served on our management development and compensation committee: Mr. Oberbeck, Dr. Hillenbrand, Mr. Cizik, Mr. Sweeney and Mr. Young. Our management development and compensation committee, among other things, establishes compensation levels for our chief executive officer and recommends to the board of directors the compensation for our remaining elected officers. Mr. Oberbeck and Mr. Cizik were involved in certain related party transactions described below.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed by us in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”) or requesting action by the full board. We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indentures governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indentures prohibit us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

the amount of the transaction involves $5 million or less, the terms of the transaction are in writing and the non-employee directors who are disinterested in the transaction have made a good faith determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $10 million, then the board of directors must also receive a written opinion from an investment banking firm, accounting firm or appraisal firm of national standing stating that the transaction is fair from a financial standpoint to us or is not less favorable to us that could reasonably be expected to be obtained at that time in an arm’s length transaction with a non-affiliate.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•

any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by our board;

•	loans in the aggregate amount outstanding at any one time of $2 million or less to employees in the ordinary course of business in accordance with our past practices;

•	the payment of reasonable director fees to non-employee directors;

•	the issuance or sale of our capital stock (other than certain disqualified stock);

•	any agreement in effect before November 18, 2004, and identified at that time and any renewals or extensions of these agreements (as long as the renewals or extensions are not less favorable to us);

•	payment by us of management, advisory or consulting fees to Saratoga Management Company LLC or its affiliates of $600,000 or less in any year; and

•

payment of financial advisory, financing, underwriting or placement service fees or fees in respect of other investment banking activities to Saratoga Management Company LLC or its affiliates, which are approved by a majority of the disinterested members of our board.

Our reportable related party transactions described below either fall within one of these exceptions or were arms-length transactions involving amounts less than $5 million and were approved by our non-employee disinterested directors.

Related Party Transactions in 2006

Relationship with Legal Counsel.  Schnader Harrison Segal & Lewis LLP provided counsel to us during 2006. Clayton A. Sweeney, a shareholder and director, is also counsel to Schnader Harrison Segal & Lewis LLP. During 2006, we paid a total of approximately $123,000 in legal fees to this firm.

Cizik Loan.  In October 1999, we made a $0.6 million interest-free loan to Mr. Cizik for the purchase of 140,467 (after giving effect to a 3.97799-to-1 stock split in January 5, 2006) shares of our restricted common stock at a price of $4.27 per share. Mr. Cizik purchased these shares in October 1999 by signing a promissory note to us for $0.6 million. The note, which is 70% collateralized by the value of the related shares and 30% by Mr. Cizik’s personal assets, is due in 2009, or immediately in the event Mr. Cizik is no longer non-executive chairman of our board of directors. The largest aggregate amount of principal outstanding during 2006 and the amount outstanding as of March 5, 2007 was $0.6 million. No amount of the principal was paid in 2006. The shares were initially restricted, with a vesting period of five years; at December 31, 2003, all the shares were vested. Mr. Cizik has the right to require us to redeem the 140,467 shares at any time at the lower of his cost or current fair value; however, the disposition or transfer of the shares requires the related loan to be repaid immediately.

Advisory Services Agreement with Saratoga Partners III, L.P.  We had an advisory services and consulting agreement with Saratoga Partners III, L.P., our largest shareholder, pursuant to which we paid a management fee of $150,000 per quarter to an affiliate of Saratoga Partners III, L.P. in lieu of director fees to Mr. Oberbeck. Prior to the termination of the advisory services agreement, affiliates of Saratoga Partners III, L.P. provided us with financial advisory services in connection with significant business transactions, including, but not limited to: (i) identification, negotiation and analysis of acquisitions and dispositions by us or our subsidiaries; (ii) negotiations and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of indebtedness; (iii) finance functions, including assistance in financial projections; (iv) human resource functions, including searching and hiring of executives; and (v) other services as agreed between our board of directors and Saratoga Partners III, L.P. from time to time. For such services, we paid affiliates of Saratoga Partners III, L.P. compensation comparable to compensation paid for such services by similarly situated companies. The advisory services agreement was terminated in February 2006 in connection with our IPO and an affiliate of Saratoga Partners III, L.P. was paid a financial advisory services termination fee of $3.0 million. The approximate dollar value of Mr. Oberbeck’s interest in the transaction was $0.

Mr. Oberbeck has served as our director since October 1997. Mr. Oberbeck is one of the founders of Saratoga Partners, where he has been a managing director since its formation as an independent entity in September 1998. Prior to that time, Mr. Oberbeck was a managing director of Warburg Dillon Read Inc. and its predecessor entity Dillon, Read & Co. Inc. from 1995 to September 1998, where he was responsible for the management of the Saratoga Funds.

Saratoga Partners is an independent New York based investment firm making private equity investments in partnership with management in the business services and manufacturing industries. Saratoga Partners was founded as the corporate buyout group of Dillon, Read & Co. Inc. and is an experienced firm, having led buyout investments in 34 companies.

Stockholders’ Agreement.  Prior to the consummation of our initial public offering in February 2006, we were a party to a stockholders’ agreement with Saratoga Partners III, L.P. and our management investors. When the common and preferred stock of Koppers Inc. was converted into common and preferred stock of Koppers Holdings Inc. in 2004, the stockholders’ agreement of Koppers Inc. was amended to provide for the transfer of the terms and conditions of the stockholders’ agreement from Koppers Inc. to Koppers Holdings Inc. The management investors were a group of approximately 120 individual stockholders with various ownership interests in the common stock and collectively comprising 100% of the total outstanding shares of our common stock. Each management investor was an officer, director, or current or former employee of us or one of our subsidiaries.

The stockholders’ agreement had set forth supermajority voting requirements for the board of directors for certain matters, including the issuance of additional stock, mergers, consolidations, acquisitions, significant asset sales, and the incurrence of material indebtedness. Majority owner Saratoga Partners III, L.P. was entitled to nominate a majority of the board of directors. Prior to February 27, 2004, the stockholders’ agreement required us to redeem shares upon a management investor’s ceasing for any reason to be our employee. On February 27, 2004, the stockholders’

agreement was amended to make the redemption of common stock from such management investors at our option after the effective date of the amendment. The stockholders’ agreement was amended upon the closing of our initial public offering to include only those provisions relating to registration rights. Pursuant to the amended stockholders’ agreement and subject to certain limitations, (i) Saratoga Partners III, L.P. has the right to demand that we register its shares of our common stock in a public offering and (ii) Saratoga Partners III, L.P. and the management investors have piggy-back registration rights through which they can require us to include their shares in any registered offering of common stock that we make.

The stockholders’ agreement was again amended on December 31, 2006, to clarify our and Saratoga Partners III, L.P.’s rights and obligations relating to the registration rights granted under the agreement. Specifically, the amendment provides that we will use commercially reasonable efforts to take certain actions in order for Saratoga Partners III, L.P. to sell part or all of its shares in an underwritten, public offering pursuant to our effective registration statement on Form S-3. Saratoga Partners III, L.P. agreed not to sell its shares in an underwritten, public offering pursuant to the registration statement more than one time in each fiscal quarter while the Form S-3 is effective. Saratoga Partners III, L.P. also agreed to pay on our behalf any and all costs, expenses and fees that we incur in connection with any underwritten, public offering of its shares under the registration statement.

Dividends declared on our common stock totaled $1.30 per share of common stock in 2006 and on February 7, 2007, our board of directors declared a quarterly dividend of $0.17 per share of common stock, payable on April 2, 2007, to shareholders of record as of February 28, 2007.

AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year 2007. We have engaged Ernst & Young LLP for many years to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2006 and 2005, we retained Ernst & Young LLP to provide services in the following categories and amounts. Amounts represent fees and services rendered from January through December of the respective fiscal year notwithstanding when the fees and expenses were billed.

(Dollars in thousands)	2006	2005
Audit fees (1)	$2,066	$1,659
Audit-related fees (2)	$76	$65
Tax fees (3)	$192	$281
All other fees	$—	$—

Total all fees	$2,334	$2,005

(1)	Fees related to professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, audit of internal control over financial reporting and services related to various registration statements.

(2)	Fees related to assurance and related services associated with employee benefit plan and other audits and assistance with international accounting matters.

(3)	Fees related to services related to tax compliance, international tax advisory services and tax planning.

The services performed by Ernst & Young in 2006 were pre-approved in accordance with the audit committee pre-approval procedures at its May 10, 2006, meeting. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

PROXY ITEM 2 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to vote on a proposal by the audit committee to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

Adoption of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2006, with the exception of (i) one report on Form 4 for Mr. Oberbeck relating to two transactions involving a sale of shares he owned indirectly that was inadvertently filed late, (ii) one report on Form 3 that was inadvertently filed late for Mr. Mancione and (iii) one report on Form 3 that was inadvertently filed late for Mr. Young.

Solicitation Costs

We will bear the costs of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. We have engaged Mellon Investor Services LLC, our transfer agent, for a fee of $5,000, plus its reasonable out-of-pocket expenses for these services. Our directors, officers or other employees may, for no additional compensation, also solicit proxies in person or by telephone.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2008 annual meeting, your shareholder proposal must be received by our corporate secretary on or before November 30, 2007. If your proposal is not included in our proxy statement and proxy card for our 2008 annual meeting and you intend to present business for consideration at the 2008 annual meeting, you must comply with the requirements set forth in the following paragraph.

If you intend to present business for consideration at our 2008 annual meeting, you must give notice to the our corporate secretary in accordance with Section 3.02 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Your notice must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given.

The proposal must set forth the following:

•	The name and address of the shareholder and the beneficial owner;

•	The class and number of shares owned by the shareholder and the beneficial owner;

•	A representation that the shareholder is the beneficial owner of stock entitled to vote at the annual meeting;

•	A representation that the shareholder intends to be present at the meeting in person or by proxy to present the proposal; and

•	A brief description of the proposal, the reasons for making the proposal and the interest of the shareholder (or person on whose behalf the shareholder is acting) in the proposal.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

March 30, 2007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.	Please
	Mark Here	☐
for Address
Change or
Comments
SEE REVERSE SIDE
Please note that changes to the registered name(s) on the account may not be submitted via this method

PROPOSAL FOR ELECTION OF DIRECTORS	FOR ALL	WITHHELD FOR ALL	PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
	☐	☐		FOR	AGAINST	ABSTAIN

Elect Directors			Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2007	☐	☐	☐

Nominees:

Class I	Class II	Class III

01 Robert Cizik	03 Christian L. Oberbeck	06 David M. Hillenbrand
02 Walter W. Turner	04 Clayton A. Sweeney	07 James C. Stalder
05 T. Michael Young

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

Dated:	, 2007

Signature of Shareholder

Signature of Shareholder

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE

IN BLUE OR BLACK INK AS SHOWN HERE ☒

Ý    FOLD AND DETACH HERE    Ý

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY

KOPPERS HOLDINGS INC.

Annual Meeting of Shareholders – May 2, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Brian H. McCurrie and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in the discretion on any other business which may properly come before the Annual Meeting of the Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. (the “Company”), held of record by the undersigned on March 16, 2007, at the Annual Meeting to be held on May 2, 2007, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” each proposal and in the discretion of Brian H. McCurrie and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ý    FOLD AND DETACH HERE    Ý